Exhibit 5.1

November 15, 2017

Republic Services, Inc.

18500 North Allied Way

Phoenix, AZ 85054

Ladies & Gentlemen:

I am Executive Vice President, Chief Legal Officer, Chief Ethics and Compliance Officer and Corporate Secretary of Republic Services, Inc., a Delaware corporation (the “Company”), and am rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of $125,000,000 in aggregate principal amount of deferred compensation obligations (the “Obligations”), pursuant to the registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”). The Obligations represent general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Republic Services, Inc. Deferred Compensation Plan (as amended and restated effective January 1, 2010) (the “Plan”).

I have reviewed such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

Based upon the foregoing, I am of the opinion that, when the Obligations have been duly issued as contemplated by the Plan, the Obligations will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I am a member of the bar of the State of Arizona. I do not express any opinion herein on any laws other than the federal law of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Catharine D. Ellingsen

Catharine D. Ellingsen Executive Vice President, Chief Legal Officer, Chief Ethics and Compliance Officer and Corporate Secretary